UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2018

FORUM ENERGY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35504	61-1488595
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 Memorial City Way, Suite 1000

Houston, Texas 77024

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 949-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Succession Announcement – Chief Financial Officer

On February 16, 2018, Mr. James W. Harris, Executive Vice President and Chief Financial Officer of Forum Energy Technologies, Inc. (the “Company”), indicated his intention to transition from service as Chief Financial Officer to Executive Vice President – Drilling and Subsea, effective March 1, 2018 (the “Effective Time”). No changes are being made to Mr. Harris’s existing employment agreement.

In connection with Mr. Harris’s transition, Mr. Pablo G. Mercado, currently the Company’s Senior Vice President, Finance, was appointed as Senior Vice President and Chief Financial Officer, with effect at the Effective Time. Mr. Mercado, age 41, has served in his current position since June 2017. Prior to that, he served as Vice President, Operations Finance from August 2015 to June 2017; Vice President, Corporate Strategy and Treasurer from January 2014 to August 2015; Vice President, Corporate Development & Strategy from February 2013 to January 2014; and Vice President, Corporate Development from November 2011 to February 2013. From May 2005 to October 2011, Mr. Mercado was an investment banker in the Oil and Gas Group of Credit Suisse Securities (USA) LLC where he worked with oilfield services companies. From 1998 to 2001 and 2003 to May 2005, Mr. Mercado was an investment banker at other firms, primarily working with companies in the oil and gas industry. Mr. Mercado holds a B.B.A. from the Cox School of Business, a B.A. in Economics from the Dedman College at Southern Methodist University, and an M.B.A. from The University of Chicago Booth School of Business.

In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Mercado will receive a base salary of $360,000, target bonus of 75% and a maximum bonus of 150% of his base salary based on the Company’s performance, and incentive awards with an aggregate value of approximately $720,000 on vesting terms consistent with awards to other executive officers. Mr. Mercado will be eligible to participate in the Company’s compensation and benefits plans, and programs for similarly situated executives, including the Company’s equity incentive plans.

The Company also entered into a Severance Agreement with Mr. Mercado, dated February 16, 2018 (the “Mercado Severance Agreement”) in connection with his appointment. The Mercado Severance Agreement provides that if Mr. Mercado’s employment is terminated by him for Good Reason, as defined therein, or by the Company for any reason other than his death, disability or for Cause, as defined therein, he would be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) his annual base salary at the time of the termination plus (B) his annual base salary multiplied by his highest target bonus opportunity in the year of termination or the two preceding years, (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives, (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, based on the applicable performance criteria, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under the Company’s group health plans for up to eighteen months. All benefits under the Mercado Severance Agreement are subject to timely execution by Mr. Mercado of a release of claims against the Company. The Mercado Severance Agreement also provides for customary protection of confidential information and two-year non-compete and non-solicitation covenants.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 hereto.

Mr. Mercado does not have any family relationships with any director, executive officer, or any person nominated to become a director or executive officer of the Company and there are no arrangements or understandings between Mr. Mercado and any other person pursuant to which Mr. Mercado was appointed as the Chief Financial Officer of the Company. There are no transactions in which Mr. Mercado had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Severance Agreement – Michael D. Danford

On February 16, 2018, the Company entered into a Severance Agreement with Mr. Michael D. Danford, Senior Vice President – Human Resources (the “Danford Severance Agreement”). The Danford Severance Agreement provides that if Mr. Danford’s employment is terminated by him for Good Reason, as defined therein, or by the Company for any reason other than his death, disability or for Cause, as defined therein, he would be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) his annual base salary at the time of the termination plus (B) his annual base salary multiplied by his highest target bonus opportunity in the year of termination or the two preceding years, (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives, (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, based on the applicable performance criteria, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under the Company’s group health plans for up to eighteen months. All benefits under the Danford Severance Agreement are subject to timely execution by Mr. Danford of a release of claims against the Company. The Danford Severance Agreement also provides for customary protection of confidential information and two-year non-compete and non-solicitation covenants.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.2 hereto.

C. Christopher Gaut Employment Agreement

As previously disclosed in the Form 8-K filed with the U.S. Securities and Exchange Commission on December 29, 2017, Mr. C. Christopher Gaut transitioned to serve as Chairman of the Board, a non-executive position, effective at 5:00 p.m. on December 31, 2017. In connection with this transition, Mr. Gaut entered into an employment agreement (the “Employment Agreement”) with the Company, dated February 16, 2018 and effective as of January 1, 2018. Under the Employment Agreement, any prior employment agreements between Mr. Gaut and the Company are terminated. Mr. Gaut’s minimum annual base salary under the Employment Agreement is $160,000, which may be increased or decreased from time to time by the Company’s Compensation Committee in its discretion. The Employment Agreement also provides that Mr. Gaut will not be eligible to participate in the Company’s short-term or long-term incentive programs, except to the extent he is eligible in his capacity as a director of the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.3 hereto.

Director Retirement

On February 15, 2018, Mr. Franklin Myers, a member of the Company’s board of directors (the “Board”) and Audit Committee, notified the Company of his desire to retire from the Board, effective on March 15, 2018. Mr. Myers’s retirement is not the result of any disagreement with the Company on any matter relating to its operations, policies, practices or otherwise. In connection with Mr. Myers’s retirement, the Board resolved to reduce the size of the Board from eleven to ten directors and appointed Mr. John A. Carrig, a member of the Board, to serve on the Audit Committee.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Severance Agreement – Mercado.

10.2	Severance Agreement – Danford.

10.3	Employment Agreement, dated February 16, 2018, by and between Forum Energy Technologies, Inc. and C. Christopher Gaut.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Forum Energy Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORUM ENERGY TECHNOLOGIES, INC.

Date: February 21, 2018	By:	/s/ John C. Ivascu
John C. Ivascu
Vice President, Deputy General Counsel and Secretary